LightPath Technologies Announces Resignation of Director

ORLANDO, FL -- (Marketwired - September 07, 2016) - LightPath Technologies, Inc. (NASDAQ: LPTH) ("LightPath," the "Company," or "we"), a leading vertically integrated global manufacturer, distributor and integrator of proprietary optical components and high-level assemblies, today announced that Dr. Xudong Zhu resigned from its Board of Directors (the "Board"), effective September 6, 2016. Dr. Zhu is the President of Pudong Science & Technology Investment (Cayman) Co., ("Pudong") a LightPath stockholder, and its parent, Shanghai Pudong Science and Technology Investment Co., Ltd. Dr. Zhu also serves as the Chairman of the Board of Shanghai Pudong Science and Technology Investment Co., Ltd. Dr. Zhu began serving on the Board on April 28, 2015, but has since determined that he needed to devote more time to his primary business responsibilities for Pudong and his other business interests. Upon Dr. Zhu's resignation, the Board will have seven directors, six of whom are independent as defined by the NASDAQ Listing Rules.

Robert Ripp, the Chairman of the Board of LightPath, stated, "We have valued Dr. Zhu's service to LightPath and have benefited from his knowledge and experience, and we look forward to continuing our association with him. Dr. Zhu commented "I have appreciated my time on the LightPath Board and, through Pudong's investment, will continue to support LightPath as it pursues the growth of its business."

About LightPath Technologies:
LightPath Technologies, Inc. (NASDAQ: LPTH) provides optics and photonics solutions for the industrial, defense, telecommunications, testing and measurement, and medical industries. LightPath designs, manufactures, and distributes optical and infrared components including molded glass aspheric lenses and assemblies, infrared lenses and thermal imaging assemblies, fused fiber collimators, and gradient index GRADIUM® lenses. LightPath also offers custom optical assemblies, including full engineering design support. For more information, visit www.lightpath.com.

Company Contact:
Jim Gaynor
President & CEO
jgaynor@lightpath.com
407-382-4003 x377

Investor Contact:
Jordan Darrow
Darrow Associates, Inc.
jdarrow@darrowir.com
512-551-9296